Exhibit 99.1

For more information, please contact:

COMPANY	INVESTOR RELATIONS
Cindy Liu, Investor Relations Manager	David Rudnick, Account Manager
Future FinTech Group Inc.	Precept Investor Relations LLC
Tel: China + 86 - 29-8187-8277	Tel: US +1 646-694-8538
Email: skypeople_annie@163.com	Email: david.rudnick@preceptir.com
Web: http://www.ftft.top

Future FinTech Enters into Agreements to Acquire Financial Assets

XI'AN, China, November 6, 2017 /PRNewswire-Asia-FirstCall/ -- Future FinTech Group Inc. (NASDAQ: FTFT - News) ("Future FinTech" or "the Company"), a financial technology company and integrated producer of fruit-related products, today announced that on November 2, 2017, one of its wholly owned subsidiaries, Hedetang Foods (China) Co., Ltd. (“Hedetang”), entered into a series of agreements to acquire financial assets.

“With these agreements, we are continuing to pursue our strategic initiative to reallocate our resources towards the fintech sector which we view as possessing high margin profit potential,” said Mr. Hongke Xue, Chief Executive Officer of Future FinTech. “We believe that the financial assets that we have identified are undervalued and have liquidity elements which are key to our positioning as a lighter asset business. We will continue to strategically pursue fintech opportunities that will make us a leaner enterprise and believe that this will enable us to achieve returns on capital consistent with our goal of maximizing shareholder value.”

The financial assets have been assessed by an appraisal firm, and three of the financial assets are either guaranteed by a third-party company or secured by land use rights. Based upon the appraisal reports, the amounts for these debts that likely could be collected range from 67% to 99.32% of the book amount. Hedetang has agreed to purchase these debts at a price which is 60% of the collectable amount according to appraisal reports. After the consummation of the purchases, the Company has the option to hold, collect or resell these assets at any time. The aggregate capital cost of the four separate transfer agreements total RMB 181,006,980 (or approximately $27,344,096), of which RMB 108,604,188 (or approximately $16,437,248) will be paid in cash and RMB 72,402,792 (or approximately $10,937,638) will be paid in the common shares of the Company, which is subject to shareholder approval to increase its authorized common stock to 60,000,000 shares and to approve the issuance of new shares at a special shareholders meeting, which is planned to be held at the end of January 2018.

A summary of the acquisition agreements is as follows:

1) Shaanxi Chunlv Ecological Agriculture Co. Ltd. agrees to transfer all its credit rights of principal and interest in Xi’an Tongji Department Store Co., Ltd. to Hedetang. The book balance of the principal is RMB 23,625,000, the interest is RMB 38,281,900, and the total credit balance including principal and interest is RMB 61,906,900, of which RMB 19,757,800 is guaranteed by a third-party company. According to the appraisal report from Shaanxi Delixin Asset Appraisal Co., Ltd., dated October 23, 2017, the amount for this debt that likely could be collected is RMB 50,210,400, which is 81.11% of the total debt. Hedetang agreed to purchase the creditor’s rights of this debt for RMB 30,126,240, which is 60% of the collectable amount pursuant to the appraisal report.

2) Shaanxi Chunlv Ecological Agriculture Co. Ltd. agrees to transfer all its credit rights of principal and interest in Shaanxi Youyi Co., Ltd. to Hedetang. The book balance of the principal is RMB 45,345,000, the interest is RMB 71,224,300, and the total credit balance including principal and interest is RMB 116,569,300, all of which is guaranteed by a third-party company. According to the appraisal report from Shaanxi Delixin Asset Appraisal Co., Ltd., dated October 23, 2017, the amount for this debt that likely could be collected is RMB 94,421,200, which is 81% of the total debt. Hedetang agreed to purchase the creditor’s rights of this debt for RMB 56,652,720, which is 60% of the collectable amount pursuant to the appraisal report.

3) Shaanxi Fu Chen Venture Capital Management Co., Ltd. agrees to transfer all its credit rights of principal and interest in State Owned Shaanxi No. 8 Cotton and Textile Mill to Hedetang. The book balance of the principal is RMB 72,370,000, the interest is RMB 138,037,700, and the total credit balance including principal and interest is RMB 210,407,700, and there is no effective guarantee or pledged assets to secure this debt. According to the appraisal report from Shaanxi Delixin Asset Appraisal Co., Ltd., dated October 23, 2017, the amount for this debt that likely could be collected is RMB 140,973,200, which is 67% of the total debt. Hedetang agreed to purchase the creditor’s rights of this debt for RMB 84,583,920, which is 60% of the collectable amount pursuant to the appraisal report.

4) Shaanxi Boai Medical Technology Development Co., Ltd. agrees to transfer all its credit rights of principal and interest in Xi’an Yanliang Economic Development Co., Ltd. to Hedetang. The book balance of the principal is RMB 6,350,000, the interest is RMB 9,834,300, and the total credit balance including principal and interest is RMB 16,184,300 which is secured by certain land use rights. According to the appraisal report from Shaanxi Delixin Asset Appraisal Co., Ltd., dated October 23, 2017, the amount for this debt that likely could be collected is RMB 16,073,500, which is 99.32% of the total debt. Hedetang agreed to purchase the creditor’s rights of this debt for RMB 9,644,100, which is 60% of the collectable amount pursuant to the appraisal report.

In connection with the financial assets purchase, and to provide funding for its consummation, on November 3, 2017, Future FinTech entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Mr. Zeyao Xue (“Xue”) pursuant to which Future FinTech agreed to sell 11,362,159 shares of its common stock (the “Shares”) to Xue for an aggregate purchase price of $16,437,248.50 with the per share price for the Shares as the average closing price quoted on the NASDAQ Global Market for the common stock of the Company over the three (3) trading days prior to the date of the Share Purchase Agreement (the “Purchase Price”). Under the terms of the Share Purchase Agreement, the Purchase Price may be adjusted upward if, on the third business day following the later of (i) the public disclosure of the execution of the Acquisition Agreements and (ii) the Company's filing of its Form 10-Q for the quarter ended September 30, 2017 (in each case, counting the date of disclosure as the first such day, provided that the applicable public disclosure is made prior to the close of trading on such date), the per share closing price of the Company’s common stock quoted on the NASDAQ Global Market (the “Disclosure Price”) is higher than the Purchase Price, the Purchase Price shall be adjusted to the Disclosure Price (the “Adjusted Price”), and in such case Xue shall pay to the Future FinTech an amount equal to (x) the difference between the Purchase Price and the Adjusted Price (y) multiplied by the number of Shares (the “Additional Amount”). If the Disclosure Price is lower than Purchase Price, no adjustment of the Purchase Price shall be made.

Xue currently beneficially owns 2,337,155 shares, or 45.2% of Future FinTech’s issued and outstanding common stock, and Mr. Yongke Xue, a director of Future FinTech, is Xue’s father. The consummation of the Share Purchase Agreement is contingent on Future FinTech receiving shareholder approval to increase its authorized common stock to 60,000,000 shares and approval for the issuance of the Shares at a special shareholders meeting that is planned to be held at the end of January 2018.

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Safe Harbor Statement

Certain of the statements made in this press release are "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "point to," "project," "could," "intend," "target" and other similar words and expressions of the future.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016 and otherwise in our SEC reports and filings, including the proxy statement for 2017 annual meeting. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at http://www.sec.gov. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.

About Future FinTech Group Inc.

Future FinTech Group Inc. (“Future FinTech” or the “Company”), is an agricultural products company that utilizes financial technology solutions to operate and grow its businesses. The Company is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in China and certain overseas markets. The Company's fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Its fruit juice products, “Hedetang” and “SkyPeople,” are healthy and nutritious beverages and sold primarily in China. The Company leverages e-commerce and new technology platforms and is building a regional agricultural products commodities market with the goal to become a leader in agricultural finance technology. For more information, please visit http://www.ftft.top/.

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